SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant 

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for the use of the Commission only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

DIGITAL POWER CORPORATION
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:
☐	Fee paid previously with preliminary materials.
☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-1l (a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

December 13, 2017

Dear Fellow Stockholder:

We are writing to remind you that the 2017 Annual Meeting of Stockholders (the “Annual Meeting”) of Digital Power Corporation (the “Company”) will be held on December 28, 2017 at 9:00 a.m., PST, at our corporate offices located at 48430 Lakeview Blvd, Fremont, California 94538.

Our records indicate that as of November 7, 2017, the “Record Date” for the Annual Meeting, you held shares of the Company and, therefore, you are entitled to vote on the matter described in the Company’s Definitive Proxy Statement for the Annual Meeting (the “Proxy Statement”) and set forth on the proxy card attached thereto, which were mailed to you on or about November 17, 2017. Our records indicate that we have not yet received your vote.

REMEMBER: Your vote is important, no matter how large or small your holdings may be. Please take a moment to vote your shares.

In particular, the Company’s Board of Directors recommends that you vote your shares in favor of the proposals described in the Proxy Statement and set forth on the proxy card. Voting promptly may help reduce solicitation costs and will eliminate your receipt of follow-up phone calls or mailings.

We urge you to vote “FOR” the proposals by completing, signing and dating the enclosed proxy card and promptly mailing it in the enclosed postage-paid envelope. Alternatively, you may vote by phone by calling the toll free number on the voting instruction form and following the prompts - or via the internet at www.proxyvote.com and following the instructions on the enclosed card. The proposal to approve our reincorporation from California to Delaware requires the favorable vote of holders of a majority of the outstanding shares of our common stock. A failure to vote has the effect of a vote against this proposal.

As the date of the Annual Meeting approaches, if we have not received your proxy you may receive a phone call from a representative of Georgeson LLC (“Georgeson”), the Company’s proxy solicitor, reminding you to exercise your right to vote. Should you have any questions with regards to voting your shares, please call our proxy solicitor, Georgeson, at 1-800-790-6795.

Thank you in advance for your participation and your consideration in this extremely important matter.

Very truly yours,

Amos Kohn President & Chief Executive Officer